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                      AMENDMENT NO. 1 TO AMENDED AND RESTATED
             ARTICLES OF INCORPORATION OF TOTAL CONTROL PRODUCTS, INC.

RESOLVED: That the second sentence of Article FIFTH of the Corporation's Amended and Restated Articles of Incorporation is hereby deleted in its entirety and replaced by the following:

     "The number of directors of the Corporation shall not be less than five nor more than ten. The board of directors shall from time to time set the number of members to serve on the board of directors. "